                                                                      EXHIBIT 15

   INDEPENDENT PUBLIC ACCOUNTANTS' AWARENESS LETTER


   February 9, 1998


   Essef Corporation and Subsidiaries
   220 Park Drive
   Chardon, Ohio


   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Essef Corporation and Subsidiaries for the periods ended December 31, 1997 and 1996, as indicated in our report dated January 23, 1998; because we did not do an audit, we expressed no opinion on that information.

   We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, is incorporated by reference in Registration Statement No. 33-17758 on Form S-8.

   We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






   DELOITTE & TOUCHE LLP

   Cleveland, Ohio











                                  Page 16 of 16